EXHIBIT 99.1

NET 1 UEPS TECHNOLOGIES, INC. ANNOUNCES EFFECTIVENESS OF
REVERSE STOCK SPLIT AND NEW TRADING SYMBOL

Johannesburg, South Africa — June 13, 2005 — Net 1 UEPS Technologies, Inc. (OTCBB:NOUT, formerly NUEP) (“Net1” or the “Company”) announced today that the previously announced one-for-six reverse stock split of its capital stock will become effective upon the opening of the Over-the-Counter Bulletin Board market this morning. Net1’s new common stock trading symbol is NOUT, replacing NUEP, the trading symbol that was used prior to the reverse stock split.

Net1 has effected the reverse stock split by filing a charter amendment with the Secretary of State of the State of Florida. Pursuant to Florida corporate law, the reverse stock split was not subject to the approval by the shareholders of Net1.

Pursuant to the reverse stock split, each holder of Net1’s common stock on the date of effectiveness of the reverse stock split received one share of common stock for every six shares of common stock held by such person, and each holder of Net1’s special convertible preferred stock on the date of effectiveness of the reverse stock split received one share of special convertible preferred stock for every six shares of special convertible preferred stock held by such person. No fractional shares of common stock or special convertible preferred stock were issued as a result of the reverse stock split. In lieu thereof, each holder of record of common stock and special convertible preferred stock who would otherwise be entitled to receive a fractional share received one whole share of common stock or special convertible preferred stock.

As a result of the reverse stock split, the Company’s authorized capital stock was reduced from 500,000,000 shares of common stock, par value $0.001 per share, and 300,000,000 shares of preferred stock, par value $0.001 per share, to 83,333,333 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. Shareholders who hold existing stock certificates will receive instruction from Net1’s transfer agent, The Bank of New York, on how to receive new stock certificates.

Shareholders whose certificates are held in “street name” or on deposit with their brokerage firm will need to take no further action.

The Company’s common stock will trade under a new CUSIP number, 64107N206.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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Contact:

Net 1 UEPS Technologies, Inc.
William Espley
Net1 Investor Relations
(604) 484-8750 or Toll Free: 1-866-412-NET1 (6381)
www.net1ueps.com